EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 30, 2020	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces

Earnings for the First Quarter of 2020

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today announced its earnings for the first quarter of 2020 and that it has exceeded $20 billion in total assets. Earnings for the first quarter of 2020 were $40.2 million as compared to earnings of $63.6 million for the first quarter of 2019. The lower amount of net income was driven primarily by a higher provision for loan losses resulting from an adverse future macroeconomic forecast as a result of the coronavirus (“COVID-19”) pandemic under the new Current Expected Credit Loss (“CECL”) accounting standard. This was an industry-wide issue that affected bank earnings nationwide. Diluted earnings per share were $0.40 for the first quarter of 2020 and $0.62 for the first quarter of 2019.

“Let me first extend our deepest sympathy to those families who have lost loved ones, and our greatest appreciation to those individuals working on the front lines during this coronavirus pandemic,” stated Richard M. Adams, United’s Chairman and Chief Executive Officer. “While our core earnings results for the first quarter of 2020 were good, given the current environment, we continue to focus on the challenges that people and businesses are facing each day.”

Adams added, “Through this pandemic, our employees have been focused on meeting our customers’ needs as most branches have remained open, with heightened safety procedures and precautions. We’ve enabled many of our employees to work remotely, made additional cash payments to employees whose roles require them to come into the office, and we have taken significant actions to help ensure their safety. For commercial and consumer customers, we’ve suspended residential property foreclosures, offered fee waivers, and provided payment deferrals, among other actions. United has been actively involved as a facilitator of the government Paycheck Protection Program. Our team members have worked nights and weekends to meet deadlines for businesses in need. The bottom line is that we are executing our purpose, which is to make a positive difference in the lives of our employees, our customers, our shareholders, and our communities.”

As of mid-April, United had processed over 3,000 loans totaling over $900 million under the Paycheck Protection Program (“PPP”) prior to all of the available funds for the program being exhausted. Since then, President Trump signed into law the “Paycheck Protection Program and Health Care Enhancement Act” on April 24, 2020 to provide additional funding for the PPP program. The Small Business Administration (“SBA”) resumed accepting PPP loan applications on April 27, 2020 from approved lenders on behalf of any eligible borrower. United has started processing loans under this “second round” of government funding.

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First quarter of 2020 results produced an annualized return on average assets of 0.82%, an annualized return on average equity of 4.82% and an annualized return on average tangible equity of 8.77%. United’s annualized returns on average assets, average equity and average tangible equity were 1.34%, 7.88% and 14.64%, respectively, for the first quarter of 2019.

Net interest income for the first quarter of 2020 was $141.5 million, which was a decrease of $2.7 million or 2% from the first quarter of 2019. Tax-equivalent net interest income, which adjusts for the tax-favored status of income from certain loans and investments, for the first quarter of 2020 was $142.3 million, a decrease of $2.9 million or 2% from the first quarter of 2019 due mainly to a decrease of 33 basis points in the average yield on earning assets due primarily to a decline in interest rates as compared to the first quarter of 2019, partially offset by an increase of $1.0 million in loan accretion on acquired loans. Loan accretion on acquired loans was $9.5 million and $8.5 million for the first quarter of 2020 and 2019, respectively. Partially offsetting the decrease to tax-equivalent net interest income for the first quarter of 2020 was an increase in average earning assets as compared to the first quarter of 2019. Average earning assets for the first quarter of 2020 increased $372.4 million or 2% from the first quarter of 2019 due mainly to an increase of $302.4 million or 2% in average net loans. In addition, average investment securities for the first quarter of 2020 increased $94.5 million or 4% from the first quarter of 2019. Partially offsetting these increases was a decrease in average short-term investments of $24.4 million or 3%. In addition, the average cost of funds for the first quarter of 2020 decreased 21 basis points from the first quarter of 2019. The net interest margin of 3.30% for the first quarter of 2020 was a decrease of 16 basis points from the net interest margin of 3.46% for the first quarter of 2019.

On a linked-quarter basis, net interest income for the first quarter of 2020 was relatively flat from the fourth quarter of 2019, increasing $235 thousand or less than 1%. United’s tax-equivalent net interest income for the first quarter of 2020 was also relatively flat from the fourth quarter of 2019, increasing $166 thousand or less than 1% due mainly to a decrease of 13 basis points in the average cost of funds and a change in the mix of average earning assets and interest-bearing liabilities. Average earning assets were flat, increasing $130.7 million or less than 1%. Specifically, average short-term investments increased $118.6 million or 20% while average investment securities decreased $41.1 million or 2%. Average net loans were relatively flat for the quarter, increasing $53.2 million or less than 1%. Virtually offsetting the increases was a decline of 7 basis points in the average yield on earning assets. Loan accretion on acquired loans increased $905 thousand. Loan accretion on acquired loans was $9.5 million and $8.6 million for the first quarter of 2020 and fourth quarter of 2019, respectively. The net interest margin of 3.30% for the first quarter of 2020 was relatively stable from the fourth quarter of 2019, increasing one basis point from the net interest margin of 3.29% for the fourth quarter of 2019.

For the quarters ended March 31, 2020 and 2019, the provision for credit losses was $27.1 million and $5.0 million, respectively. This increase was due mainly to the reasonable and supportable forecasts for future macroeconomic scenarios used in the estimation of expected credit losses adversely impacted by the COVID-19 pandemic under the new CECL accounting standard adopted by United on January 1, 2020. Net charge-offs were $6.7 million for the first quarter of 2020 as compared to net charge-offs of $4.8 million for the first quarter of 2019. Annualized net charge-offs as a percentage of average loans were 0.20% for the first quarter of 2020. On a linked-quarter basis, the provision for loans losses increased $21.3 million due mainly to the adoption of CECL and the adverse impact of the COVID-19 pandemic while net charge-offs increased $780 thousand from the fourth quarter of 2019.

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Noninterest income for the first quarter of 2020 was $36.8 million, which was an increase of $5.6 million or 18% from the first quarter of 2019. The increase was due mainly to an increase of $4.0 million in income from mortgage banking activities due to increased production and sales of mortgage loans in the secondary market by United’s mortgage banking subsidiary, George Mason Mortgage, LLC (“George Mason”). Also, income from bank-owned life insurance policies (“BOLI”) increased $561 thousand from the first quarter of 2019 due to the recognition of death benefits of $1.2 million in the first quarter of 2020 as compared to death benefits of $600 thousand for the first quarter of 2019.

On a linked-quarter basis, noninterest income for the first quarter of 2020 decreased $436 thousand or 1% from the fourth quarter of 2019 due mainly to decreases in fees from deposit services and income from BOLI. Fees from deposit services declined $592 thousand from seasonality while income from BOLI decreased $518 thousand due to a decline in death benefits. Mostly offsetting these decreases were increases of $448 thousand in fees from brokerage services due to increased volume and $388 thousand in other income. Income from mortgage banking activities was flat from the fourth quarter of 2019, increasing $84 thousand or less than 1%. On a linked quarter-basis, an increase in net gains on the sale of mortgage loans in the secondary market by George Mason were virtually offset by losses on mortgage loan derivatives due to a market disruption as a result of the COVID-19 pandemic.

Noninterest expense for the first quarter of 2020 was $101.1 million, an increase of $11.7 million or 13% from the first quarter of 2019. In particular, employee compensation increased $5.6 million due mainly to an increase in commissions expense related to the increase in production and sales of mortgage loans at George Mason. In addition, employee benefits expense increased $1.4 million due mainly to higher pension costs, equipment expense increased $530 thousand due to higher maintenance costs, and other expense increased $5.2 million. Within other expense, merger-related expenses associated with the announced Carolina Financial Corporation (“Carolina Financial”) acquisition were $1.6 million, amortization of income tax credits increased $1.3 million which reduces the effective tax rate, and the expense for the reserve for unfunded commitments increased $897 thousand. Partially offsetting the increases to noninterest expense were decreases of $900 thousand in Federal Deposit Insurance Corporation (“FDIC”) insurance expense due to lower premiums and $510 thousand in other real estate owned (“OREO”) expense due to fewer declines in fair value of OREO properties.

On a linked-quarter basis, noninterest expense for the first quarter of 2020 increased $4.2 million or 4% from the fourth quarter of 2019. This increase was due mainly to an increase of $1.7 million in employee benefits expense due to a combination of higher pension, Federal Insurance Contributions Act (FICA) and health care insurance costs. In addition, FDIC expense increased $1.4 million due to a Small Bank Assessment Credit in 2019 and other expense increased $1.3 million. Within other expense, increases of $1.0 million in the expense for the reserve for unfunded commitments, $971 thousand in merger-related expenses from the announced merger with Carolina Financial Corporation and $720 thousand for the amortization of income tax credits were partially offset by a decline in donations of $1.2 million. One million dollars was donated by United to West Virginia University Children’s Medicine in the fourth quarter of 2019. Partially offsetting these increases in noninterest expense was a decrease in OREO expense of $544 thousand due to fewer declines in fair value of OREO properties.

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For the first quarter of 2020, income tax expense was $9.9 million, a decrease of $7.4 million from the first quarter of 2019 mainly due to a decrease in earnings and a lower effective tax rate. On a linked-quarter basis, income tax expense for the first quarter of 2020 decreased $2.6 million from the fourth quarter of 2019 due to a decline in earnings partially offset by a higher effective tax rate. United’s effective tax rate was approximately 19.8% for the first quarter of 2020 and 21.4% and 16.5% for the first and fourth quarters of 2019, respectively.

United’s asset quality continues to be sound relative to the current economic environment. At March 31, 2020, nonperforming loans were $132.6 million, or 0.96% of loans, net of unearned income, which was very comparable to nonperforming loans of $131.1 million, or 0.96% of loans, net of unearned income, at December 31, 2019. As of March 31, 2020, the allowance for loan losses was $154.9 million or 1.12% of loans, net of unearned income, as compared to $77.1 million or 0.56% of loans, net of unearned income, at December 31, 2019. The increase in the allowance for loan losses was due to the adoption of CECL and the impact of COVID-19 related to the new methodology. Total nonperforming assets of $148.4 million, including OREO of $15.8 million at March 31, 2020, represented 0.73% of total assets as compared to nonperforming assets of $146.6 million or 0.75% at December 31, 2019.

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.5% at March 31, 2020 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 12.3%, 12.3% and 10.4%, respectively. The March 31, 2020 ratios reflects United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

As of March 31, 2020, United had consolidated assets of approximately $20.4 billion. United is the parent company of United Bank, the largest community bank headquartered in the D.C. Metro region. United Bank, which comprises 138 full-service banking offices and 14 George Mason Mortgage, LLC locations, is located throughout Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania and Washington, D.C. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2020 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2020 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

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Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect, such as statements about the potential impacts of the COVID-19 pandemic. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on United’s colleagues, the communities United serves, and the domestic and global economy, which may have an adverse effect on United’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the successful integration of operations of Carolina Financial Corporation; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 31 2020	March 31 2019	December 31 2019
EARNINGS SUMMARY:
Interest income	$180,482	$189,097	$183,869
Interest expense	38,964	44,929	42,586

Net interest income	141,518	144,168	141,283
Provision for credit losses	27,119	4,996	5,867
Noninterest income	36,806	31,223	37,242
Noninterest expense	101,133	89,425	96,900

Income before income taxes	50,072	80,970	75,758
Income taxes	9,889	17,328	12,473

Net income	$40,183	$63,642	$63,285

PER COMMON SHARE:
Net income:
Basic	$0.40	$0.62	$0.62
Diluted	0.40	0.62	0.62
Cash dividends	0.35	0.34	0.35
Book value	32.87	32.19	33.12
Closing market price	$23.08	$36.24	$38.66

Common shares outstanding:
Actual at period end, net of treasury shares	101,723,600	102,118,029	101,553,671
Weighted average- basic	101,295,073	101,894,786	101,250,489
Weighted average- diluted	101,399,181	102,162,704	101,537,640

FINANCIAL RATIOS:
Return on average assets	0.82%	1.34%	1.29%
Return on average shareholders’ equity	4.82%	7.88%	7.42%
Return on average tangible equity (non-GAAP) (1)	8.77%	14.64%	13.38%
Average equity to average assets	17.10%	17.02%	17.39%
Net interest margin	3.30%	3.46%	3.29%

	March 31 2020	March 31 2019	December 31 2019
PERIOD END BALANCES:
Assets	$20,370,653	$19,645,133	$19,662,324
Earning assets	17,966,159	17,305,050	17,344,638
Loans, net of unearned income	13,855,558	13,572,703	13,712,129
Loans held for sale	503,514	245,763	387,514
Investment securities	2,673,415	2,592,590	2,669,797
Total deposits	14,014,168	14,159,397	13,852,421
Shareholders’ equity	3,343,702	3,286,891	3,363,833

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income
	Three Months Ended
	March 2020	March 2019	December 2019
Interest & Loan Fees Income (GAAP)	$180,482	$189,097	$183,869
Tax equivalent adjustment	782	993	851

Interest & Fees Income (FTE) (non-GAAP)	181,264	190,090	184,720
Interest Expense	38,964	44,929	42,586

Net Interest Income (FTE) (non-GAAP)	142,300	145,161	142,134

Provision for Credit Losses	27,119	4,996	5,867

Non-Interest Income:
Fees from trust services	3,483	3,264	3,597
Fees from brokerage services	2,916	2,524	2,468
Fees from deposit services	7,957	8,053	8,549
Bankcard fees and merchant discounts	993	1,156	1,154
Other charges, commissions, and fees	518	521	576
Income from bank owned life insurance	2,388	1,827	2,906
Mortgage banking income	17,631	13,681	17,547
Net gains (losses) on investment securities	196	(159)	109
Other non-interest revenue	724	356	336

Total Non-Interest Income	36,806	31,223	37,242

Non-Interest Expense:
Employee compensation	44,541	38,949	44,399
Employee benefits	10,786	9,431	9,121
Net occupancy	9,062	8,751	8,734
Data processing	5,506	5,162	5,727
Amortization of intangibles	1,577	1,754	1,754
OREO expense	906	1,416	1,450
Equipment expense	3,845	3,315	3,522
FDIC expense	2,400	3,300	1,005
Other expense	22,510	17,347	21,188

Total Non-Interest Expense	101,133	89,425	96,900

Income Before Income Taxes (FTE) (non-GAAP)	50,854	81,963	76,609

Tax equivalent adjustment	782	993	851

Income Before Income Taxes (GAAP)	50,072	80,970	75,758

Taxes	9,889	17,328	12,473

Net Income	$40,183	$63,642	$63,285

MEMO: Effective Tax Rate	19.75%	21.40%	16.46%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets
	March 31 2020 Q-T-D Average	March 31 2019 Q-T-D Average	March 31 2020	December 31 2019
Cash & Cash Equivalents	$899,899	$925,631	$1,336,833	$837,493
Securities Available for Sale	2,410,653	2,346,390	2,417,521	2,437,296
Less: Allowance for credit losses	0	0	0	0

Net available for sale securities	2,410,653	2,346,390	2,417,521	2,437,296
Securities Held to Maturity	1,238	8,638	1,236	1,446
Less: Allowance for credit losses	(4)	0	(10)	0

Net held to maturity securities	1,234	8,638	1,226	1,446
Equity Securities	9,004	9,839	9,013	8,894
Other Investment Securities	222,419	183,993	245,655	222,161

Total Securities	2,643,310	2,548,860	2,673,415	2,669,797

Total Cash and Securities	3,543,209	3,474,491	4,010,248	3,507,290

Loans Held for Sale	306,435	220,456	503,514	387,514
Commercial Loans	9,423,190	9,465,494	9,517,592	9,399,170
Mortgage Loans	3,102,307	3,006,729	3,100,627	3,107,721
Consumer Loans	1,240,713	1,026,127	1,238,064	1,206,657

Gross Loans	13,766,210	13,498,350	13,856,283	13,713,548
Unearned Income	(624)	(6,528)	(725)	(1,419)

Loans, Net of Unearned Income	13,765,586	13,491,822	13,855,558	13,712,129
Allowance for Loan Losses	(134,084)	(76,762)	(154,923)	(77,057)

Net Loans	13,631,502	13,415,060	13,700,635	13,635,072
Goodwill	1,478,014	1,478,014	1,478,014	1,478,014
Other Intangibles	29,258	36,154	28,354	29,931

Total Intangibles	1,507,272	1,514,168	1,506,368	1,507,945
Operating Lease Right-of-Use Asset	57,776	64,851	57,280	57,783
Real Estate Owned	15,564	17,617	15,849	15,515
Other Assets	537,495	542,977	576,759	551,205

Total Assets	$19,599,253	$19,249,620	$20,370,653	$19,662,324

MEMO: Earning Assets	$17,295,754	$16,923,306	$17,966,159	$17,344,638

Interest-bearing Deposits	$9,278,782	$9,694,708	$9,176,630	$9,231,059
Noninterest-bearing Deposits	4,627,044	4,221,040	4,837,538	4,621,362

Total Deposits	13,905,826	13,915,748	14,014,168	13,852,421
Short-term Borrowings	137,427	173,597	599,561	374,654
Long-term Borrowings	2,002,763	1,697,423	2,087,761	1,838,029

Total Borrowings	2,140,190	1,871,020	2,687,322	2,212,683
Operating Lease Liability	61,355	68,500	60,887	61,342
Other Liabilities	141,230	117,530	264,574	172,045

Total Liabilities	16,248,601	15,972,798	17,026,951	16,298,491

Preferred Equity	—	—	—	—
Common Equity	3,350,652	3,276,822	3,343,702	3,363,833

Total Shareholders’ Equity	3,350,652	3,276,822	3,343,702	3,363,833

Total Liabilities & Equity	$19,599,253	$19,249,620	$20,370,653	$19,662,324

MEMO: Interest-bearing Liabilities	$11,418,972	$11,565,728	$11,863,952	$11,443,742

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
Quarterly Share Data:	March 2020	March 2019	December 2019
Earnings Per Share:
Basic	$0.40	$0.62	$0.62
Diluted	$0.40	$0.62	$0.62

Common Dividend Declared Per Share	$0.35	$0.34	$0.35

High Common Stock Price	$39.07	$39.14	$40.70
Low Common Stock Price	$19.67	$30.67	$36.09

Average Shares Outstanding (Net of Treasury Stock):
Basic	101,295,073	101,894,786	101,250,489
Diluted	101,399,181	102,162,704	101,537,640

Memorandum Items:

Common Dividends	$35,604	$34,759	$35,543

Dividend Payout Ratio	88.60%	54.62%	56.16%

EOP Share Data:	March 2020	March 2019	December 2019
Book Value Per Share	$32.87	$32.19	$33.12
Tangible Book Value Per Share (1)	$18.06	$17.37	$18.27

52-week High Common Stock Price	$40.70	$39.95	$40.70
Date	11/05/19	08/21/18	11/05/19
52-week Low Common Stock Price	$19.67	$29.13	$30.67
Date	03/23/20	12/27/18	01/02/19

EOP Shares Outstanding (Net of Treasury Stock):	101,723,600	102,118,029	101,553,671

Memorandum Items:

EOP Employees (full-time equivalent)	2,206	2,216	2,204

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$3,343,702	$3,286,891	$3,363,833
Less: Total Intangibles	(1,506,368)	(1,513,207)	(1,507,945)

Tangible Equity (non-GAAP)	$1,837,334	$1,773,684	$1,855,888
÷ EOP Shares Outstanding (Net of Treasury Stock)	101,723,600	102,118,029	101,553,671
Tangible Book Value Per Share (non-GAAP)	$18.06	$17.37	$18.27

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Three Months Ended
March 2020	March 2019	December 2019
Selected Yields and Net Interest Margin:
Net Loans	4.60%	4.91%	4.65%
Investment Securities	2.70%	2.93%	2.74%
Money Market Investments/FFS	2.23%	3.20%	2.57%
Average Earning Assets Yield	4.21%	4.54%	4.28%
Interest-bearing Deposits	1.19%	1.37%	1.33%
Short-term Borrowings	1.34%	1.61%	1.52%
Long-term Borrowings	2.21%	2.77%	2.35%
Average Liability Costs	1.37%	1.58%	1.50%
Net Interest Spread	2.84%	2.96%	2.78%
Net Interest Margin	3.30%	3.46%	3.29%

Selected Financial Ratios:

Return on Average Common Equity	4.82%	7.88%	7.42%
Return on Average Assets	0.82%	1.34%	1.29%
Return on Average Tangible Equity (non-GAAP) (1)	8.77%	14.64%	13.38%
Loan / Deposit Ratio	98.87%	95.86%	98.99%
Allowance for Loan Losses/ Loans, net of unearned income	1.12%	0.57%	0.56%
Allowance for Credit Losses (2)/ Loans, net of unearned income	1.17%	0.58%	0.57%
Nonaccrual Loans / Loans, net of unearned income	0.46%	0.47%	0.46%
90-Day Past Due Loans/ Loans, net of unearned income	0.05%	0.11%	0.07%
Non-performing Loans/ Loans, net of unearned income	0.96%	1.00%	0.96%
Non-performing Assets/ Total Assets	0.73%	0.78%	0.75%
Primary Capital Ratio	17.08%	17.06%	17.44%
Shareholders’ Equity Ratio	16.41%	16.73%	17.11%
Price / Book Ratio	0.70	x	1.13	x	1.17	x
Price / Earnings Ratio	14.56	x	14.54	x	15.14	x
Efficiency Ratio	56.71%	50.99%	54.28%

Notes:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$40,183	$63,642	$63,285
(b) Number of days	91	90	92
Average Total Shareholders’ Equity (GAAP)	$3,350,652	$3,276,822	$3,385,362
Less: Average Total Intangibles	(1,507,272)	(1,514,168)	(1,508,851)

(c) Average Tangible Equity (non-GAAP)	$1,843,380	$1,762,654	$1,876,511
Return on Tangible Equity (non-GAAP) [(a) / (b)] x 366 or 365 / (c)	8.77%	14.64%	13.38%

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2020	March 2019	December 2019
Mortgage Banking Data – George Mason:
Applications	$2,054,000	$866,000	$896,000
Loans originated	904,949	454,588	777,312
Loans sold	$793,392	$457,192	$800,400
Purchase money % of loans closed	49%	86%	66%
Realized gain on sales and fees as a % of loans sold	2.82%	2.78%	2.69%
Net interest income	$949	$55	$547
Other income	21,190	16,106	19,946
Other expense	20,757	14,842	18,419
Income taxes	273	282	192
Net income	$1,109	$1,037	$1,882

Period End Mortgage Banking Data – George Mason:	March 2020	March 2019	December 2019
Locked pipeline	$739,322	$223,657	$143,465

Asset Quality Data:	March 2020	March 2019	December 2019
EOP Non-Accrual Loans	$64,036	$63,402	$63,209
EOP 90-Day Past Due Loans	7,051	15,572	9,494
EOP Restructured Loans (1) (2)	61,470	56,778	58,369

Total EOP Non-performing Loans	$132,557	$135,752	$131,072

EOP Other Real Estate & Assets Owned	15,849	17,465	15,515

Total EOP Non-performing Assets	$148,406	$153,217	$146,587

	Three Months Ended
Allowance for Loan Losses:	March 2020	March 2019	December 2019
Beginning Balance	$77,057	$76,703	$77,098
Cumulative Effect Adjustment for CECL	57,442	0	0
Provision for Loan Losses	27,112	4,996	5,867

	161,611	81,699	82,965
Gross Charge-offs	(8,761)	(6,414)	(9,704)
Recoveries	2,073	1,601	3,796

Net Charge-offs	(6,688)	(4,813)	(5,908)

Ending Balance	$154,923	$76,886	$77,057
Reserve for lending-related commitments	7,742	1,461	1,733

Allowance for Credit Losses (3)	$162,665	$78,347	$78,790

Notes:

(1)   Restructured loans with an aggregate balance of $51,775, $47,459 and $48,387 at March 31, 2020, March 31, 2019 and December 31, 2019, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans.”

(2) Restructured loans with an aggregate balance of $265 at March 31, 2019, respectively, were 90 days or more past due, but are not included in “EOP 90-Day Past Due Loans.”
(3) Includes allowances for loan losses and lending-related commitments.